Exhibit 5.1

Noel E. Guardi, Attorney at Law
99 ROCKY RIDGE ROAD, P.O. BOX 381
PINECLIFFE, COLORADO 80471
TELEPHONE: 303-969-8886
FAX:303-969-8887
SECLAWYER@IONSKY.COM

December 26, 2007

Banyan Corp.
9025 Wilshire Blvd., Penthouse Suite 500
Beverly Hills, California 90211

To the Board of Directors:

      I have been engaged as counsel for Banyan Corp., an Oregon corporation (the “Company”) in connection with a proposed offering under the Securities Act of 1933, as amended (the “Act”) of 25,000,000 shares Common Stock, no par value, to be issued to Noel E. Guardi pursuant to that certain Legal Service Agreement, dated November 28, 2007 (the “Guardi Legal Services Agreement”), 10,000,000 shares Common Stock, no par value, to be issued to Robert B. Schultz pursuant to that certain Legal Service Agreement, dated December 18, 2007 (the “Schultz Legal Services Agreement”) and a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) in connection therewith. The aggregate of 35,000,000 shares to be registered are hereinafter referred to as the “Shares”.

     In connection with rendering the opinion as set forth below, I have reviewed and examined the following:

1.	the Articles of Incorporation of the Company, as amended;

2.	the Bylaws of the Company;

3.	Consent to Action in Lieu of Meeting of the Directors of the Company dated December 21, 2007;

4..	the Guardi Legal Service Agreement;

5.	The Schultz Legal Service Agreement;

6.	the Registration Statement and exhibits thereto as filed with the Commission on or about this date; and,

7.	other such documents and legal authorities as I deemed necessary for purposes of rendering this opinion.

Banyan Corp.
December 26, 2007

     In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted to me as photocopies or facsimile copies, and the authenticity of the originals of such copies. I have further assumed that Messrs. Guardi and Schultz will have completed the required legal services and/or provided consideration required under the terms of the Guardi Legal Service Agreement and the Schultz Legal Service Agreement acceptable to the Board of Directors and that any Shares to be issued pursuant to the subject agreements will have been registered in accordance with the Act prior to the issuance of such Shares or exempt from registration.

     Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the Shares, when issued, will be duly and validly authorized, legally issued, fully paid and non assessable shares of the Company’s Common Stock, no par value. This opinion is expressly limited in scope to the Shares and does not cover subsequent issuances of shares.

     I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is not to be used, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without my prior express written consent. This opinion is based upon my knowledge of the law and facts as of the date hereof. I assume no duty to communicate with you with respect to any matters that come to my attention hereafter.

Very truly yours,

/s/ Noel E. Guardi

Noel E.Guardi, Esq.